Description of Capital Stock
General
Our authorized capital consists of:
•1,800,000,000 shares of common stock, par value $0.10 per share (“common stock”), and
•5,000,000 shares of preferred stock, par value $0.10 per share (“preferred stock”), issuable in series, of which no shares were issued and outstanding.
This description is a summary only and does not purport to be complete. We encourage you to read the complete text of our restated certificate of incorporation and amended and restated bylaws, which we have filed or incorporated by reference as exhibits to our Annual Report on Form 10-K.
Common Stock
Holders of common stock may receive dividends if and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations to holders of any preferred stock and covenants contained in debt agreements.
Holders of common stock are entitled to one vote per share on matters submitted to them. Cumulative voting of shares is prohibited, meaning that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.
The common stock has no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund. If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions.
All issued and outstanding shares of common stock are fully paid and nonassessable.
The common stock is listed on the New York Stock Exchange and trades under the symbol “CTRA.”
Preferred Stock
The preferred stock may be issued in one or more series. Our board of directors may establish attributes of any series, including, without limitation, the designation and number of shares in the series, dividend rates (cumulative or noncumulative), conversion rights, redemptions rights, voting rights, and any other rights and qualifications, preferences and limitations or restrictions on shares of a series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without any vote or action by the stockholders and may adversely affect the voting and other rights of the holders of shares of common stock. The specific terms of a particular series of preferred stock will be described in a certificate of designation relating to that series.
Subject to our restated certificate of incorporation and to any limitations imposed by any then outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as our board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.
Limitation on Directors’ Liability
Delaware has adopted a law that allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed by the law, directors are accountable to corporations and their stockholders for monetary damages for acts of gross negligence. Although Delaware law does not change directors’ duty of care, it allows corporations to limit available relief to equitable remedies such as injunction or rescission. Our restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by this law. Specifically, our directors will not be personally liable for monetary damages for any breach of their fiduciary duty as a director, except for liability:
•for any breach of their duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under provisions relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•for any transaction from which the director derived an improper personal benefit.
This limitation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders.
Effects of Certain Provisions of our Restated Certificate of Incorporation and Bylaws and Delaware Law
Certain provisions of our restated certificate of incorporation and bylaws and Delaware law could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.
Advance Notice for Stockholder Proposals and Director Nominations
Our bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, the advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, except that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such annual meeting (or, if less than 100 days’ prior notice or public announcement of the scheduled meeting date is given or made, then the 10th day following the earlier of the day on which the notice of such meeting was mailed to our stockholders or the day on which such public announcement was made). The notice must set forth specific information regarding that stockholder and that business or director nominee, as described in our bylaws.
Proxy Access
Our bylaws permit a stockholder, or a group of up to 20 stockholders (with a group of any two or more funds that are under common management and investment control constituting a single stockholder), owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to 20% of our board of directors (or, if such amount is not a whole number, the closest whole number below 20%), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws and subject to the other terms and conditions set forth in the bylaws.
Vacancies on the Board of Directors
Our bylaws provide that vacancies on the board of directors arising through death, resignation, retirement or removal shall be filled only by a majority of the directors then in office whether or not the remaining directors constitute a quorum.
Stockholder Action by Written Consent
Our bylaws permit stockholders to act by written consent without a meeting. Any stockholder of record seeking to have the stockholders act by written consent must by written notice request our board of directors fix a record date. No written consent will be effective unless, within 60 days of the record date established by our board of directors, a written consent or consents signed by a sufficient number of holders to take such action are delivered to us in the manner prescribed by our bylaws.
Special Meetings of Stockholders
Our bylaws provide that special meetings of stockholders may be called at any time only by our chairman, our chief executive officer, our president or our board of directors. The only business that may be conducted at a special meeting of stockholders is that business specified in the notice of the meeting.
Delaware Anti-Takeover Statute
As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:
•before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;
•upon completion of the transaction that resulted in the stockholder’s becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
•after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.
Under Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.
Exclusive Forum for Adjudication of Disputes
Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or agent of ours to us or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our bylaws or restated certificate of incorporation (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine or asserting an “internal corporate claim” (as that term is defined in Section 115 of the Delaware General Corporation Law) . In addition, unless we consent in writing to the selection of an alternative forum, the Federal District Courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Although we believe these provisions are beneficial by providing increased consistency in the application of Delaware law or U.S. securities laws in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against our directors and officers or against us. Although our bylaws contain the choice of forum provisions described above, it is possible that a court could rule that either or both of the provisions are inapplicable for a particular claim or action or are unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Equiniti Trust Company.

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